EXHIBIT 11.1


              GULFSTREAM AEROSPACE CORPORATION AND SUBSIDIARIES
                  Computation of Earnings per Common Share

                    (In thousands, except per share data)
                                 (Unaudited)


                                        Three months ended   Six months ended
                                             June 30,             June 30,
                                        -----------------    -----------------
                                          1997      1996       1997     1996
                                         -------   ------     ------   -------
Net income applicable to common shares   $39,504   $9,282     $79,534  $15,359
                                         =======   ======     =======  =======
Shares:
  Average shares issued and
  outstanding (after giving effect to
  the Recapitalization)                   74,068   65,403      73,994   65,403

  Exercise of certain stock options
  with the Offering                            -    3,949           -    3,949

  Incremental shares applicable to stock
  options outstanding after the exercise
  of certain stock options with the
  Offering                                 4,651    4,624       4,644    4,624

  Shares issued pursuant to the
  Offering                                     -    4,559          -     4,559
                                         -------   ------      ------    -----

 Weighted average common and common
 equivalent shares outstanding            78,719   78,535      78,638   78,535
                                         =======   ======      ======   ======

 Net income per common and common
 equivalent share                        $   .50   $  .12      $ 1.01   $  .20
                                         =======   ======      ======   ======


Note: Shares and stock options issued prior to October 16, 1996, the date of the Offering (see Note 10 to the consolidated financial statements included in the 1996 Annual Report to Stockholders), are treated as outstanding for all reported periods.
